VistaCare Estimates Expected Fiscal Year 2005 Impact of CMS Hospice Cap Adjustments
Total FY2005 Cap Exposure Estimated to be $8.6 Million
SCOTTSDALE, Ariz., September 29, 2005 — VistaCare, Inc. (Nasdaq: VSTA), a leading provider of hospice services in the United States, today provided the expected impact on the Company’s fiscal year 2005 (ending September 30) revenue due to a lower than expected 2005 hospice Cap amount calculated by the Centers for Medicare and Medicaid Services (CMS).
On August 26, 2005, CMS issued Transmittal 663 to rescind and replace its August 19, 2005, Transmittal 655, and to announce the hospice Cap amount for the Cap year ending October 31, 2005 had been changed to $19,777.51. Based upon historical CMS annual increases and CMS information sent to the Company as recently as July 15, 2005, VistaCare had projected a larger Cap amount.
Based upon the newly released 2005 Cap amount established by CMS, VistaCare estimates that the reduction to revenues will be increased by approximately $1.6 million for the fiscal year ending Sept. 30, 2005. Including the previously announced $1.1 million Cap re-assessment received from the Company’s Fiscal Intermediary in April 2005 for the 2002 Cap year, VistaCare expects its fiscal year 2005 Cap exposure to be approximately $8.6 million. These estimates are based on data calculated through August 31, 2005 and may change due to the Cap exposure being based on admissions through September 27, 2005 and CMS reimbursements through October 31, 2005.
In the same August 26, 2005 transmittal, CMS also notified providers that it had “incorrectly computed” the 2004 hospice cap amount and “additional instructions” would be “published in a separate transmittal.” To date, the Company has received no additional CMS transmittals or instructions. With respect to prior periods, the Company continues to account for Medicare Cap using the CMS published rates.
Richard R. Slager, Chairman and Chief Executive Officer, commented “Prior to CMS adjusting the Cap for fiscal 2005, we had reduced VistaCare’s potential fiscal year exposure to Cap by approximately 50 percent compared with the previous fiscal year. We believe VistaCare is in a strong position to further reduce its exposure to Cap in fiscal 2006. The CMS developments of the past two months have increased awareness of the inequities of the current hospice cap application. In addition, these developments have increased awareness of the inconsistent calculation by each of the four hospice fiscal intermediaries. We believe the inconsistent calculations are contradictory to CMS’s public support of the hospice benefit as cost —effective, clinically efficacious, and as a CMS benefit with high patient and family satisfaction ratings. Cap reform has now been elevated to a prominent issue for NHPCO and we look forward to working with that organization to develop positive solutions.”
About VistaCare
VistaCare is a leading provider of hospice services in the United States. Through interdisciplinary teams of physicians, nurses, home healthcare aides, social workers, spiritual and other counselors and volunteers, VistaCare provides care primarily designed to reduce pain and enhance the quality of life of terminally ill patients, most commonly in the patient’s home or other residence of choice.
Forward-Looking Statements
Certain statements contain in this press release regarding VistaCare, Inc.’s business which are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “should,” “expect,” “hope,” “designed to,” “anticipate,” “plan,” “reserve,” “expectations,” “look forward” and similar expressions identify forward looking statements, which speak only of the date the statement was made. VistaCare does not undertake and specifically disclaims any obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties arise from, among other things, possible changes in regulations governing the hospice care industry, periodic changes in reimbursement levels and procedures under Medicare and Medicaid programs, including hospice Cap calculations for both current and past years, difficulties predicting patients’ length of stay including days pro-ration for service at third-party hospice providers, potential inability to increase patient enrollment at certain facilities and estimating potential reimbursement obligations, challenges inherent in VistaCare’s growth strategy, the current shortage of qualified nurses and other health care professionals, VistaCare’s dependence on patient referral sources, increasing competition and other factors detailed in the section identified as “Factors that May Affect Future Results,” or “Risk Factors” in the Company’s most recently filing of the Form 10-Q, Form 10-K, or other filings with the Securities Exchange Commission.

Company Contact:	Investor Contacts:	Media Contact:
Rick Slager	Doug Sherk/Jennifer Beugelmans	Steve DiMattia
Chief Executive Officer	EVC Group	EVC Group
(480) 648-4530	(415) 896-6820	(646) 277-8706
ir@vistacare.com	dsherk@evcgroup.com	sdimattia@evcgroup.com